EXHIBIT 10.15

LINE OF CREDIT AGREEMENT

Whereas, RadioLoyalty, Inc. (the “Company”) was organized on December 1, 2011, the Company has consistently needed short term funding from its executives in order to continue operations. Michael Hill (“Hill”) has provided substantially all of this short term financing through two separate American Express credit cards.

Whereas, the Company’s significant shareholders, as listed below, wish to compensate Hill for providing credit to the Company since December 1, 2011 and on a going forward basis, the Company wishes to enter into a formal line of credit agreement (the “Agreement”) with Hill, as described herein.

On June 1, 2012, the Company and Hill hereby agree to compensate Hill for the use of his available credit in order to provide working capital to the Company. The compensation will be calculated based on the total advances from Hill or charges on the American Express credit cards for verified business expenses each month (“Total Usage”). The interest will be calculated once a month with the Total Usage being the multiplier with an annualized interest rate of 5%.

This an open line of credit. Advances can be made at any time. The principle must be repaid every 30 days. However, the Company does intend to raise capital in the near future. Once a significant capital raise is completed, the use of this line of credit will be terminated.

Accepted and agreed to as stated above,

By:	/s/ Aaron Gravitz
Aaron Gravitz
Shareholder of RadioLoyalty, Inc.

By:	/s/ Michael Hill
Michael Hill
Shareholder of RadioLoyalty, Inc.